EXHIBIT 10.4

CALM SEAS CAPITAL, LLC
377 S. NEVADA ST.
CARSON CITY, NEVADA 89703

March 27, 2012

Eastern World Solutions, Inc.

In Re: Proposed Equity Line Transaction with Bridge Loan - Term Sheet

Gentlemen:

This Letter is to serve as a binding Memorandum of Understanding for an Equity Line transaction by Calm Seas Capital, LLC (“Investor”) and Eastern World Solutions, Inc. (the “Company”) in accordance with the terms and conditions on the attached Term Sheet, which is hereby incorporated herein by reference.  If this transaction is acceptable to the Company, please so indicate by signing and dating where indicated below and returning this Letter MOU to us.  In addition, please initial each of the pages of the attached Term Sheet and return it to us with the accepted Letter MOU.

Yours truly,
CALM SEAS CAPITAL, LLC

By: /s/Michael McCarthy

AGREEMENT and ACCEPTANCE

The foregoing Letter MOU together with the attached and incorporated Term Sheet is approved as of this 27th day of March, 2012:

EASTERN WORLD SOLUTIONS, INC.

By: /s/ Richard C. Fox
       Richard C. Fox, acting CEO

By: /s/ Randy Bayne
CEO of Encom Group, Inc. (formerly known as Eastern World Solutions Inc.)

EASTERN WORLD SOLUTIONS, INC.

TERM SHEET
(March 27, 2012)

Issuer:	Eastern World Solutions, Inc. (OTC BB: ESRN)

Offerings:	Bridge Loan: Up to $400,000 in Convertible Debentures (with Warrants) Equity Line: Up to $2,000,000 in shares of Common Stock

Investor(s):	Calm Seas Capital, LLC, as lead investor, and independent participating entities associated with the lead investor

Bridge Investment

Maximum Bridge:
Up to $400,000, of which:
(i) $150,000 is acknowledged to have already been advanced for the payment of the License Fee to Motion Notes, LLC; and
(ii) $180,000 shall be paid in three installments of $60,000, the first installment within twenty (20) days of the acceptance date hereof (“Execution Date”) and the second and third installments on the same day of the succeeding two (2) months; and
(iii) up to $70,000 shall be paid, as invoiced, directly to the attorneys, accountants, auditors, edgarizers, stock transfer agents, etc. for fees and costs of the S-1 filing for the Equity Line of Credit set forth hereinbelow; with such advances to be deemed for the purchase of, and evidenced by the issuance of, Units consisting of Convertible Debentures and cashless Common Stock Purchase Warrants (see below). Payments of the bridge investment shall be by wire transfer.

Convertible Debentures:
The debentures shall be in the face amount of $10,000 each, shall have an issuance date of the date on which cleared funds are received by the Company, mature on December 31, 2013 regardless of issuance date, and bear interest at the rate of 6% simple interest per annum payable at maturity or convertible with the principal.  The principal and interest shall be convertible at the option of the holder at the lower of:
(i) a fixed price of $.105 (10 ½ cents) per share, and
(ii) 70% of the average daily volume (“ADV”) multiplied by the average of the daily closing prices for the twenty (20) trading days immediately preceding the conversion date (including the conversion date).
The debentures cannot be repaid from the proceeds of the Equity Line.

Warrants:
Each debenture shall have a warrant attached exercisable for the purchase of 10,000 shares; the warrants shall expire on December 31, 2013, have a cashless exercise provision, and be exercisable at the lower of:
(i) a fixed price of $.105 (10 ½ cents) per share, and
(ii) 70% of the average daily volume (“ADV”) multiplied by the average of the daily closing prices for the twenty (20) trading days immediately preceding the exercise date (including the exercise date).

Execution Date:	The Execution Date is the date on which the final Letter attached to this Term Sheet is signed by both the Company and the Investor

Equity Line of Credit

Structure:	Equity Line of Credit, with monthly puts (1 per month) against the Commitment Amount, during the “Term”

Use of Proceeds:	Working capital, as more specifically described in the schedule and on the timeline to be attached to this Term Sheet as the “Schedule of Use of Proceeds”

Term:
The Term shall be that period commencing with the Effective Date as defined below and ending on the earlier of (a) the drawing down of the entire Commitment Amount or (b) that date 19 months after the Effective Date

Commitment Amount:
The Investor(s) shall commit to purchase up to $2,000,000 of the Company’s Common Stock over the course of no more than 18 months (the “Commitment Period”) after the date a registration statement for the resale of the Common Stock has been declared effective (the “Effective Date”) by the U.S. Securities and Exchange Commission (“SEC”)

First Put:	The Company may issue its first “Put Notice” during the first 5 business days of the month succeeding the month in which the Effective Date occurs

Calculation of Put Amount:
Prior to the end of each calendar month, the Company shall determine its working capital needs (consistent with the Schedule of Use of Proceeds) and, subject to the Put Ceiling and Put Floor, by the fifth business day of the following month shall deliver to Investor(s) a “Put Notice” for the necessary amount; the date of delivery of the Put Notice shall be the “Put Date”

Put Ceiling:
The maximum amount which the Company shall be entitled to request by each Put shall be the lesser of (a) $150,000 or (b) 150% of the average daily volume (“ADV”) multiplied by the average of the daily closing prices for the three (3) trading days immediately preceding the Put Date.  The ADV shall be computed using the 10 trading days prior to the Put Date.

Put Floor:
The Company shall automatically withdraw that portion of the Put Notice amount if the Market Price with respect to that put does not meet the Minimum Acceptable Price, which is defined as 70% of the average closing “sale” price for the Common Stock for the 10 trading days prior to the Put Date

Put by Mutual Agreement:
Notwithstanding the ceiling for each Put, as described above, at any time either as a part of a monthly Put or as an additional Put(s) during a month, the Company may request permission to request funds in excess of the Put Ceiling for such month and may deliver to Investor(s) a Put or Puts in excess of the Put Ceiling, which Put or Puts Investor(s) may fund, in its/their sole discretion, subject to the terms and conditions herein applicable to the monthly Puts.

Pricing Period:	The five (5) consecutive trading days immediately after the Put Date.

Market Price:	The lowest closing “sale” price of the Common Stock during the Pricing Period.

Purchase Price:	The purchase price shall be seventy percent (70%) of the Market Price.

Put Closing Date:
The Investor shall make the investment required by the Put Notice, subject to the Put Ceiling, by the 10th business day after the Put Notice is delivered to the Company, not counting the day the notice is given.  Payments of the Puts shall be made by wire transfer.

Registration Statement:
The Investor will work with the Company to have a registration statement covering the Common Stock (or a portion thereof if there is a Rule 415 cutback - see below) prepared and filed by corporate counsel as chosen by the Investor, within 60 days after the Execution Date.  Such Registration Statement shall be prosecuted with all due speed with the intent to have it be declared effective within 120 days after the Effective Date.

Expenses:
The Company agrees to pay all expenses related to the preparation of the final documents to be signed on the Execution Date and all expenses related to the filing and prosecution of the Registration Statement.  Investor shall advance such funds as a part of the Bridge Loan as provided hereinabove.  The Investor will select counsel of its choice to prepare the documents.

Commitment Fee:	Waived

Rule 415 Cutback:
In the event that the SEC objects to the number of shares proposed to be registered, the Company shall use its best efforts to register the maximum number of shares permissible by the SEC to retain the status of the offering as a secondary offering under SEC Rule 415.

Equity Issuance Restriction:
The Company agrees not to issue any equity or equity equivalents (exercisable or convertible into equity securities), including those on Form S-8, (other than those hereunder) in an amount which would exceed 5% of the Company’s issued and outstanding shares without the prior written consent of the Investor.  This Equity Issuance Restriction will remain in effect until the earlier of (a) thirty (30) days after the issuance to Investor of all registered Common Stock, (b) nineteen (19) months after the effective date of the Registration Statement, or (c) the termination of this Equity Line of Credit.  This Equity Issuance Restriction does not apply to the shares of Common Stock being held as a reserve for a Rule 506 Private Placement.

Covenants:
1.  During the Term, the Company shall maintain the effectiveness of the Registration Statement
2. During the Term, the Company shall maintain its status as a company trading on the OTC BB and eligible for quotation on the OTC Pink
3. During the Term, the Company shall maintain its status as a reporting company under the 1934 Act and shall timely file all required SEC reports
4. Proceeds from the Puts shall be used only as set forth in the Schedule of Use of Proceeds without the written approval of a variation by the Investor(s)
5. During the Term, the Company shall maintain its existing R&D contracts and relationships
6. The Company shall maintain a contractual relationship for investor relations/financial public relations services for a period of 36 months from the effective date, with the extent of the costs of such services to be proportional to the size and growth of the Company

Short Sales:	During the Term, the Investor(s) agree not to engage in any short selling of the Company’s Common Stock

Exclusivity:
From the date of the execution of this Term Sheet until the Effective Date, the Company shall not pursue any other transaction of the nature contemplated herein with any other person unless and until good faith negotiations with the Investor have been terminated.

Right of First Refusal:
During the Term and for a period of six (6) months thereafter, if the Company receives, from any third party, a bona fide offer to purchase, of if the Company offers to sell to any third party, any New Security (as hereinafter defined), the Company shall first offer such New Security to Investor on the same terms and conditions as offered by or to the third party.  The Company shall notify the Investor, in writing, of all of the material terms of the offer (“Offer Notice”).  The Investor will have ten (10) business days from the date on which the Investor receives the Offer Notice (not including the day of delivery) to determine, in its sole discretion, whether to purchase some or all of the New Security on such terms and conditions.  The Company shall not close any third party sale and purchase until such ten day term has expired.  Further, if the Company changes any of the terms and conditions, it shall deliver a new Offer Notice to Investor and initiate a new ten day determination period.  “New Security” shall mean any equity security (whether or not currently authorized), any right, option or warrant to purchase an equity security, and any security or instrument that is, or becomes, convertible into, exchangeable for, or exercisable to acquire, an equity security.